                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
 [ ]     Preliminary proxy statement.                [ ]   Confidential, for use of the Commissioner
 [ ]     Definitive proxy statement.                       only (as permitted by Rule 14a-6(e)(2).
 [X]     Definitive additional materials.
 [ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

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                IDEX MUTUAL FUNDS (IDEX ISABELLE SMALL CAP VALUE)
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)
        ----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  (1) Title of each class of securities to which transaction applies: N/A

                  (2) Aggregate number of securities to which transaction applies: N/A

                  (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

                  (4)      Proposed maximum aggregate value of transaction: N/A

                  (5)      Total fee paid: $0

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1) Amount Previously Paid:  N/A

                  (2) Form, Schedule or Registration Statement No.:  N/A

                  (3) Filing Party:  N/A

                  (4) Date Filed:  N/A

[IDEX LOGO]

                           ADDITION TO PROXY STATEMENT
                             DATED JANUARY 20, 2004

         Proxy materials for the special meeting of shareholders of IDEX Isabelle Small Cap Value (to be held February 25, 2004) have already been distributed to you. This is to notify you that the Board of Trustees of IDEX Mutual Funds, in meetings held October 8, 2003 and February 11, 2004, have negotiated further reductions in the advisory and sub-advisory fees. The new fees are as follows:

ADVISORY FEES:             0.80% of the first $500 million of the fund's average
                           daily net assets and 0.75% of assets over $500 million;

SUB-ADVISORY FEES:         0.375% of the first $500 million of the fund's
                           average daily net assets and 0.325% of assets over $500 million, less 50% of any expenses reimbursed by the investment adviser pursuant an expense limitation.


         Under the terms of the current advisory agreement, the investment adviser received $1,000,664.62 in advisory fees for the fiscal year ended October 31, 2003. Of those fees, the investment adviser paid the sub-adviser $555,924.80 in sub-advisory fees for that period.

         Had the new fee structure been in place for that period, the investment adviser would have received $889,770.87 in investment advisory fees and the sub-adviser would have received $417,080.10.

         Also, please note that Schedule A to Exhibit A - Sub-Advisory Agreement shall now be changed to reflect the sub-advisory fees stated above.